For Immediate Release
        Contacts:
Peter Kowalchuk - Media    Margaret Miller - Investors
(317) 471-2470            (317) 246-2628

Republic Airways, American Airlines Sign Long-term Agreement
Republic to acquire 53 Embraer E175 jet aircraft
Indianapolis, Indiana (Jan. 24, 2013) - Republic Airways Holdings Inc. (NASDAQ: RJET/NM) today announced that it has reached an agreement with American Airlines to operate 53 Embraer E175 aircraft under the American Eagle brand. The Capacity Purchase Agreement (CPA) will be operated by the Company's Republic Airlines subsidiary, with service expected to start in June of 2013. The CPA is subject to approval by the Bankruptcy Court in the American Airlines bankruptcy proceedings.
"We are thrilled that American has selected Republic and the Embraer E175 to expand their network with large regional jets," said Republic Chairman, President and CEO Bryan Bedford. "The Embraer E175 is an outstanding aircraft and the interior design American has selected will provide a world-class, seamless product for their customers flying on Republic."
“Establishing a large regional jet fleet has long been part of our business plan,” said Chuck Schubert, American's vice president - Network Planning, “and this agreement is another example of how we are executing on that plan in a way that benefits our business and our customers.”
Republic also signed an agreement with Embraer to purchase 47 new aircraft and lease a previously owned Embraer E175 jet aircraft, including the first deliveries of Embraer's enhanced fuel performance aircraft. In addition, the Company will acquire five previously owned E175s from a third party.
The aircraft, which will seat 76 passengers in a two-class cabin, are expected to be phased into operation at approximately two to three aircraft per month beginning in mid-2013 through the first quarter of 2015. Each aircraft will operate under the CPA for 12 years from its in-service date, extending the term of the agreement into 2027.
Republic's contract with Embraer also includes an option with delivery positions exercisable beginning in 2015, for the purchase of an additional 47 aircraft.
“It is significant that our long-time, valued customer Republic Airways - a true innovator in the regional transport business - is the first customer for the enhanced E175,” said Paulo Cesar Silva, President and CEO, Embraer Commercial Aviation. “It's a perfect example of how our investments in product development make our customers more competitive in their markets.”
About Republic Airways Holdings
Republic Airways Holdings, based in Indianapolis, Indiana, is an airline holding company that owns Chautauqua Airlines, Frontier Airlines, Republic Airlines and Shuttle America, collectively “the airlines.” The airlines operate a combined fleet of more than 280 aircraft and offer scheduled passenger service on nearly 1,500 flights daily to over 145 cities in the U.S. as well as to the Bahamas, Canada, Costa Rica, Dominican Republic, Jamaica, and Mexico under branded operations at Frontier, and through fixed-fee flights operated under airline partner brands, including AmericanConnection, Continental Express, Delta Connection, United Express, and US Airways Express. The airlines currently employ approximately 10,000 aviation professionals. For more information on Republic Airways, please visit our website at www.rjet.com.
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